Exhibit 99.1

Contacts:
Dan Darazsdi
+1 910 558 7915
daniel.darazsdi@wilm.ppdi.com

Luke Heagle
+1 910 558 7585
luke.heagle@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports First Quarter 2009 Financial Results;

Updates 2009 Financial Guidance

First Quarter Highlights:

•	Development segment operating margin increased 200 basis points year-over-year

•	Cash flow from operations of $67 million

•	PriligyTM (dapoxetine) approved in Sweden, Finland, Portugal and Austria

WILMINGTON, N.C. (April 21, 2009)—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2009.

PPD recorded net revenue of $364.9 million for the first quarter of 2009, compared to net revenue of $392.5 million for the first quarter of 2008. First quarter 2009 income from continuing operations was $65.2 million, compared to income from continuing operations of $67.1 million for the same period in 2008. First quarter 2009 diluted earnings per share were $0.38, compared to diluted earnings per share of $0.33 for the same period last year. First quarter 2008 diluted earnings per share included asset and investment impairments of $12.5 million, net of tax.

Segment Performance

Development segment net revenue for the first quarter of 2009 was $335.4 million, compared to net revenue of $347.8 million for the first quarter of 2008. Development segment income from continuing operations for the first quarter of 2009 was $62.8 million compared to income from continuing operations of $58.3 million for the same period in 2008.

Discovery sciences segment net revenue for the first quarter of 2009 was $5.7 million, compared to net revenue of $16.0 million for the first quarter of 2008. First quarter 2009 net revenue for this segment included two milestone payments from Janssen-Cilag totaling $5.0 million triggered by the first two national regulatory approvals of Priligy. Discovery sciences segment net revenue for the first quarter 2008 included a $15.0 million milestone payment from Takeda Pharmaceutical Company Limited triggered by the U.S. Food and Drug Administration’s acceptance of the alogliptin new drug application. Discovery sciences segment income from continuing operations for the first quarter of 2009 was $2.5 million, compared to income from continuing operations of $8.8 million for the same period in 2008.

As previously disclosed, PPD has entered into a definitive agreement to sell the business of its wholly-owned subsidiary Piedmont Research Center, LLC. This business unit has been part of the company’s discovery sciences segment. Beginning first quarter 2009, the company is reporting current and historical financial results for this business in discontinued operations.

Other Financial Information

New business authorizations for the first quarter of 2009 totaled $579.7 million. Contract cancellations and adjustments for the quarter were $214.6 million, including a $76.9 million cancellation from a large biotech client for a multinational clinical trial. The net book-to-bill ratio was 1.07 for the first quarter of 2009. Backlog at March 31, 2009, was $3.2 billion.

Days sales outstanding for the first quarter of 2009 were 31.1 days, compared to 42.2 days at December 31, 2008. Cash flow from operations for the first quarter of 2009 was $67.5 million. At March 31, 2009, PPD had $656.1 million in cash and investments. The effective tax rate for the first quarter of 2009 was 32.0 percent.

Guidance

PPD has revised its 2009 revenue and earnings guidance to reflect the impact of current business conditions and the effect of previously announced changes within the company’s discovery sciences segment. The following table shows the revised full year 2009 net revenue and diluted earnings per share guidance for each segment and the total company.

Revised 2009 Guidance
Net revenue*
Development	$1,375 - $1,450
Discovery sciences	20 - 20

Total company	$1,395 - $1,470

EPS
Development	$1.44 - $1.50
Discovery sciences	0.10 - 0.10

Total company	$1.54 - $1.60
* Net revenue in millions, excluding reimbursed out-of-pocket expenses.

The company continues to anticipate that Takeda will submit a marketing authorization application, or MAA, for alogliptin to the European Medicines Agency, or EMEA, in the third quarter of 2009. PPD will earn a $10.0 million milestone payment from Takeda upon acceptance of the MAA by the EMEA. This milestone payment is included in the company’s third quarter 2009 diluted earnings per share guidance.

For the remainder of 2009, quarterly diluted earnings per share for the total company are expected to be in the following ranges: Q2—$0.42 to $0.44; Q3—$0.38 to $0.40; and Q4—$0.36 to $0.38. The expected after-tax gain on the sale of Piedmont Research Center of approximately $0.14 per diluted share is included in the second quarter of 2009.

PPD anticipates that cash flow from operations for the full year 2009 will be approximately $200 million.

“While net revenue was below expectations for the quarter, PPD generated strong earnings and solid cash flow,” said Fred Eshelman, chief executive officer of PPD. “In this challenging economic environment, we have experienced unprecedented cancellation levels, significant rescheduling of existing backlog, and lower-than-expected authorizations for the first quarter. As a result, we have adjusted our 2009 financial guidance accordingly. Despite these challenges, we continue to believe the CRO market remains attractive, and we will remain focused on core business execution throughout the year.”

Commenting on compound partnering, Eshelman said, “We are delighted with the regulatory approvals of Priligy granted in four European countries during the quarter, and we look forward to our compound partnering efforts generating additional value for our partners and shareholders as our programs continue to advance.”

Net revenue is the most directly comparable GAAP financial measure to net revenue excluding reimbursed out-of-pocket expenses. Although net revenue excluding reimbursed out-of-pocket expenses is not superior to or a substitute for GAAP net revenue, PPD excludes reimbursed out-of-pocket expenses from its forecasted net revenue because they are difficult to accurately predict and are immaterial in that they do not affect operating income, net income or earnings per share. PPD further believes this non-GAAP financial information is useful to investors because it more accurately reflects the net revenue that will be generated by PPD’s services, and because it provides information for period-to-period comparisons.

PPD will conduct a live conference call and audio webcast tomorrow, April 22, 2009, at 9 a.m. ET to discuss its first quarter 2009 results and revised 2009 financial guidance. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	89016529

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and approximately 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including projections of net revenue, earnings, milestone payments, and cash flow for 2009, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of and delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; costs and risks associated with the development and commercialization of drugs, including uncertainties regarding regulatory submissions and approvals for alogliptin and Priligy; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenue:
Development	$335,354	$347,798
Discovery Sciences	5,676	15,978
Reimbursed out-of-pockets	23,862	28,681

Total net revenue	364,892	392,457

Direct costs:
Development	164,169	177,190
Discovery Sciences	616	457
Reimbursable out-of-pocket expenses	23,862	28,681

Total direct costs	188,647	206,328

Research and development	1,526	4,303
Selling, general and administrative	94,237	98,403
Depreciation and amortization	15,233	14,747
Impairment of intangible asset	—	1,607

Income from continuing operations	65,249	67,069

Impairment of investments	—	(16,319)
Other income, net	(218)	5,717

Income from continuing operations before income taxes	65,031	56,467
Provision for income taxes	20,733	16,853

Income from continuing operations	44,298	39,614

Discontinued operations, net of taxes	271	515

Net income	$44,569	$40,129

Net income per share from continuing operations:
Basic	$0.38	$0.33

Diluted	$0.37	$0.33

Net income per share from discontinued operations:
Basic	$0.00	$0.00

Diluted	$0.00	$0.00

Net income per share:
Basic	$0.38	$0.34

Diluted	$0.38	$0.33

Dividends declared per common share	$0.125	$0.100

Weighted average number of shares outstanding:
Basic	117,827	119,386

Diluted	118,534	120,996

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Cash, cash equivalents, short-term and long-term investments	$656,104	$608,437
Accounts receivable and unbilled services, net	394,656	401,303
Total assets	1,784,867	1,754,428
Unearned income	241,964	246,649
Shareholders’ equity	1,221,526	1,180,996

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$543,414	$491,755
Auction rate securities	98,511	89,618
Other municipal debt securities	14,179	27,064

	$656,104	$608,437